Exhibit 99.1

Talos Energy to Ring the NYSE Closing Bell and Announces Upcoming Conference Participation

Houston, September 5, 2023 – Talos Energy Inc. (NYSE: TALO) (“Talos” or the “Company”) today announced that, in celebration of its fifth anniversary as a publicly traded company, representatives will ring The Closing Bell® at the New York Stock Exchange at 4:00 p.m. ET on Wednesday, September 6, 2023. President and Chief Executive Officer Timothy S. Duncan will be joined on the podium by members of Talos’s senior leadership team and Board of Directors.

Talos President and Chief Executive Officer Timothy S. Duncan stated, “I am proud of our team’s entrepreneurial culture of development and growth over the last five years, solidifying our position as one of the largest offshore independent energy companies in the U.S. Gulf of Mexico. During that time, we have evolved into a dynamic energy solutions company by leveraging our decades of conventional expertise and operational experience to establish a complementary portfolio of decarbonization projects along the U.S. Gulf Coast. Returning to the NYSE after five years since our initial listing provides us an opportunity to reflect on our journey from a small startup to a leading offshore producer committed to building a sustainable company as a part of the entire energy ecosystem.”

Coverage of the ceremony will be live streamed on the New York Stock Exchange website at https://www.nyse.com/bell.

In addition, members of Talos’s management team will participate in the following upcoming institutional investor-focused events:

•	September 5-6, Barclays CEO Energy-Power Conference

•	September 12, NYSE Energy & Utilities Virtual Investor Access Day

•	September 20-21, Pareto Securities 30th Annual Energy Conference

•	September 21-22, Pickering Energy Partners Technology, Energy, and Mobility Conference

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise toward the acquisition, exploration and development of assets in key geological trends present in many offshore basins worldwide. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage initiatives along the U.S. Gulf Coast and the Gulf of Mexico. For more information, visit www.talosenergy.com.

TALOS ENERGY INVESTOR RELATIONS CONTACT

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002